MAA Reports Second Quarter Results

MEMPHIS, Tenn., July 31, 2013 /PRNewswire/ -- MAA (NYSE: MAA) today announced earnings results for the quarter ended June 30, 2013.

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Net income available for common shareholders for the quarter ended June 30, 2013 was $59.1 million, or $1.37 per diluted common share, as compared to $28.2 million, or $0.69 per diluted common share for the quarter ended June 30, 2012. Net income results for the quarter ended June 30, 2013 included $43.1 million, or $0.97 per diluted common share, related to gains on the sale of apartment communities and $5.7 million, or $0.13 per diluted common share, related to merger expenses incurred during the period. Net income results for the quarter ended June 30, 2012 included $13.0 million, or $0.32 per diluted common share, related to the gains on sale of apartment communities during the period.

Funds from Operations, or FFO, a widely accepted measure of performance for real estate investment trusts, was $50.8 million, representing $1.14 per diluted share/unit, or per Share, for the quarter ended June 30, 2013, as compared to $48.3 million, or $1.13 per Share, for the quarter ended June 30, 2012. FFO results for the quarter ended June 30, 2013 included the $5.7 million, or $0.13 per Share, of merger related expenses. Excluding the merger related expenses, FFO per share for the second quarter would have been $1.27 per Share, $0.05 per Share above the mid-point of guidance previously provided by the company.

A reconciliation of FFO to net income attributable to MAA and an expanded discussion of the components of FFO can be found later in this release.

Eric Bolton, Chairman and Chief Executive Officer, said, "The leasing environment across our markets continues to support solid rent growth and strong occupancy. Steady employment growth and favorable trends driving higher demand for apartment housing across our Sunbelt region supports an outlook for continued solid rent growth despite the uptick in new apartment deliveries.

"We are progressing towards a close of the merger of MAA and Colonial Properties Trust in line with our expectations and timeframes set out upon the announcement of the pending merger. We continue to believe that a close of the transaction at some point in September is likely. Early integration efforts are well underway and we remain very enthusiastic about the opportunities surrounding the combination of the two platforms."

Second Quarter Highlights

  Excluding merger related expenses, FFO results were $1.27 per Share for the second quarter of 2013, which represents 12% growth over the same period in the prior year.
  Same store net operating income, or NOI, for the quarter increased by 5.5% as compared to the same period in the prior year.
  Same store revenues increased 4.4% during the second quarter, supported by a 4.1% increase in average effective rent as compared to the same period in the prior year.
  Physical occupancy for the same store portfolio ended the quarter at 96.0%, 0.1% above the prior year.
  Resident turnover remains below long-term historical averages, at 57.2% on a rolling twelve month basis.
  MAA acquired two communities, totaling 576 units, during the quarter for a combined purchase price of $71.1 million, and sold four communities, totaling 1,044 units, for a combined sales price of $74.0 million.
  MAA completed construction on the 210-unit 1225 South Church Phase II, located in Charlotte, North Carolina, and had two other communities, totaling 564 units, remaining under construction at the end of the quarter.
  Leasing is progressing well on four communities, totaling 1,210 units, which are currently in lease-up, with an average of 82% of the units occupied at the end of the second quarter.

Second Quarter Same Store Operating Results
Same store operating results include 41,682 units in 138 communities that have comparable results for periods presented.

Percent Change From Three Months Ended June 30, 2012 (Prior Year):
				Period End	Average
				Physical	Effective
Markets	Revenue	Expense	NOI	Occupancy	Rent per Unit
Large	5.3%	3.3%	6.8%	0.0%	5.2%
Secondary	3.3%	2.4%	3.9%	0.1%	2.8%
Total Same Store	4.4%	2.9%	5.5%	0.1%	4.1%

Same store NOI for the second quarter of 2013 increased by 5.5% over the same period a year ago, based on a 4.4% increase in revenues and a 2.9% increase in operating expenses. The increase in revenues was primarily related to a 4.1% increase in average effective rent per unit as compared to the prior year. Physical occupancy for the same store portfolio remained strong during the second quarter, ending at 96.0%, which was 0.1% above the same period a year prior. The majority of the increase in operating expenses during the second quarter was caused by real estate taxes, insurance, and personnel costs, which were partially offset by declines in utilities and repair and maintenance costs for the quarter.

A reconciliation of NOI to net income attributable to MAA and an expanded discussion of the components of NOI can be found later in this release.

Acquisition and Disposition Activity
During the second quarter of 2013, MAA acquired Greenwood Forest, a 316-unit community located in the Houston metropolitan area, from Mid-America Multifamily Fund I, or Fund I, which was the only remaining community in Fund I. During the second quarter, MAA also acquired Station Square at Cosner's Corner, a 260-unit recently developed community located in Fredericksburg, Virginia, which was 72% occupied when purchased. These acquisitions represent a combined purchase price of $71.1 million. MAA assumed a loan of $18.3 million related to Greenwood Forest and funded the remaining purchase price for these two communities with cash.

During the quarter MAA sold four properties totaling 1,044 units for a total sales price of $74 million, generating a gain on sale of $43 million. Two of the properties were located in Jacksonville, Florida, with the others located in Melbourne, Florida and Athens, Georgia. The weighted average age of the properties sold was 23 years and the average cap rate achieved on disposition was 6.6.

Development and Lease-up Activity
MAA took delivery of 200 new units during the quarter, comprised of the final 104 units of 1225 South Church Phase II, located in Charlotte, North Carolina, and the first 96 units of River's Walk, located in Charleston, South Carolina. At the end of the second quarter, MAA had two communities, one in Charleston, South Carolina and one in Jacksonville, Florida, containing a total of 564 units remaining under construction with 145 of the units already leased.

During the second quarter, MAA funded an additional $8.6 million toward completion of these development communities, leaving an estimated $36 million remaining to complete funding of the current development pipeline.

At the end of the second quarter, MAA had four completed communities, containing 1,210 units, in lease-up, Ridge at Chenal Valley, located in Little Rock, Arkansas, Cool Springs, located in Nashville, Tennessee, 1225 South Church Phase II located in Charlotte, North Carolina, and Station Square at Cosner's Corner, located in Fredericksburg, Virginia. Leasing is progressing well for all four communities, with an average of 82% of the units occupied at the end of the second quarter. Three of the communities are expected to be stabilized in the fourth quarter of 2013, with one community, 1225 South Church Phase II, expected to be stabilized in the first quarter of 2014.

Capital Expenditures
Recurring capital expenditures for the portfolio totaled $10.1 million for the second quarter of 2013, or approximately $0.23 per Share, resulting in adjusted funds from operations, or AFFO, of $0.92 per Share for the quarter. Excluding the merger related expenses, AFFO would have been $1.04 per Share for the quarter. Total property capital expenditures for the second quarter of 2013 were $15.4 million on existing properties, and an additional $2.9 million on redevelopment.

A reconciliation of AFFO to net income attributable to MAA and an expanded discussion of the components of AFFO can be found later in this release.

Financing Activity
During the second quarter, MAA entered into $150 million in forward interest rate swap agreements to effectively lock the interest rate on planned future debt transactions. The interest rate swap agreements have ten year maturities and include a treasury rate of 1.75%.

During the second quarter, MAA entered into a $250 million unsecured Term Loan with JPMorgan Chase Bank, N.A. to serve as a potential backstop for necessary debt funding to facilitate the closing of the merger of MAA and Colonial Properties Trust. MAA currently has no borrowings outstanding on the loan, and has no current plans to draw on the availability of the loan.

Subsequent to the end of the second quarter, MAA received commitments for an expansion of its unsecured revolving credit facility. The new facility will provide for $500 million of borrowing with capacity for expansion up to $800 million. The new credit facility will reflect the current more favorable pricing environment, extend the maturity date of the facility almost two years, and provide support for increased company growth and merger related activity.

Balance Sheet
As of June 30, 2013, MAA's debt to total capitalization was 36% (based on the June 28, 2013 closing stock price of $67.77), and MAA's net debt to gross assets (based on gross book value at quarter end) was 43.2%. MAA had total debt outstanding of $1.7 billion at an average interest rate of 3.5%, with 87.8% of the total fixed or hedged against rising interest rates for the next 4 years, on average. MAA's fixed charge coverage ratio (EBITDA divided by interest) was 4.2x at the end of the second quarter, while net debt to EBITDA was 6.3x. At the end of the second quarter, MAA had approximately $200 million of capacity available under its unsecured credit facility.

Merger Related Activities
Closing and integration activities related to the recently announced pending merger of MAA and Colonial Properties Trust are progressing well. During the second quarter, in line with expected transaction costs for the merger, MAA incurred $5.7 million, or $0.13 per Share, of costs which were primarily legal and advisory costs.

78th Consecutive Quarterly Common Dividend Declared
MAA's Board of Directors voted to continue the quarterly dividend at an annual rate of $2.78 per Share, and declared its 78th consecutive quarterly common dividend, which was paid on July 31, 2013 to holders of record on July 15, 2013.

2013 FFO per Share Guidance
Based on performance in the second quarter of 2013, MAA is updating its earnings guidance for the year on a standalone or pre-merger basis. Excluding expected merger related expenses, management believes full-year 2013 FFO per Share guidance in a range of $4.83 to $5.03, $4.93 at the midpoint, is appropriate, compared to an earlier provided range of $4.77 to $4.97. FFO per Share, excluding merger related expenses, is now expected to be $1.16 to $1.26 for the third quarter, and $1.15 to $1.25 for the fourth quarter.

MAA expects recurring capital expenditures of $27 million to $28 million for 2013, producing AFFO per Share, excluding merger related expenses, of $4.21 to $4.41 for the full year.

Management continues to expect NOI growth for the same store portfolio for the full year of 4% to 6%, based on revenue growth of 4% to 5% and expense growth of 3.0% to 4.0%.

Due to changes in the anticipated volume and timing of transactions, MAA now expects wholly-owned acquisition volume for the full year to range between $225 million and $275 million, including the acquisitions from Fund I, and dispositions to range between $140 million to $150 million. MAA projects total funding for the apartment communities under construction to be in a range of $40 million to $50 million for the full year, while total capital expenditures at existing communities, including the redevelopment program, are projected to range between $50 million and $55 million for the full year.

MAA expects total leverage, defined as net debt to gross assets, to end the year between 43% and 45%, with average interest costs for the full year to range between 3.7% and 3.9%.

As previously disclosed in the conference call discussing the merger of MAA and Colonial Properties Trust, we expect to incur total transaction costs approximating $60 million. The timing on recognizing these costs will depend on the date the merger is closed and the timing associated with achieving full integration of the two companies.

Additional information on MAA's 2013 financial outlook and FFO guidance is included in the supplemental data accompanying this press release.

Supplemental Material and Conference Call
Supplemental data to this release can be found on the investor relations page of the MAA website at www.maac.com. MAA will host a conference call to further discuss second quarter results on Thursday, August 1, 2013, at 9:00 AM Central Time. The conference call-in number is 866-861-4867, and the moderator's name is Leslie Wolfgang. MAA's filings with the Securities and Exchange Commission are filed under the registrant name of Mid-America Apartment Communities, Inc.

About MAA
MAA is a self-administered, self-managed apartment-only real estate investment trust, which currently owns or has ownership interest in 49,113 apartment units throughout the Sunbelt region of the United States. For further details, please visit the MAA website at www.maac.com or contact Investor Relations at investor.relations@maac.com, or via mail at 6584 Poplar Ave., Memphis, TN 38138.

Forward-Looking Statements
MAA considers portions of this press release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, with respect to our expectations for future periods. Forward looking statements do not discuss historical fact, but instead include statements related to expectations, projections, intentions or other items related to the future. Such forward-looking statements include, without limitation, statements concerning property acquisitions and dispositions, joint venture activity, development and renovation activity as well as other capital expenditures, capital raising activities, rent and expense growth and statements about the benefits of the business combination transaction involving MAA and Colonial Properties Trust. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from the results of operations and financial conditions or plans expressed or implied by such forward-looking statements. Such factors include, among other things, unanticipated adverse business developments affecting MAA, or MAA's properties, adverse changes in the real estate markets and general and local economies and business conditions. Although MAA believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such forward-looking statements included herein may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by MAA or any other person that the results or conditions described in such statements or MAA's objectives and plans will be achieved. The following factors, among others, could cause MAA's future results to differ materially from those expressed in the forward-looking statements:

  inability to generate sufficient cash flows due to market conditions, changes in supply and/or demand, competition, uninsured losses, changes in tax and housing laws, or other factors;
  failure of new acquisitions to achieve anticipated results or be efficiently integrated;
  inability to consummate the merger of MAA with Colonial Properties Trust and the timing of the closing of the merger;
  failure of development communities to be completed, if at all, on a timely basis or to lease-up as anticipated;
  inability of a joint venture to perform as expected;
  inability to acquire additional or dispose of existing apartment units on favorable economic terms;
  unexpected capital needs;
  increasing real estate taxes and insurance costs;
  losses from catastrophes in excess of MAA's insurance coverage;
  inability to acquire funding through the capital markets;
  the availability of credit, including mortgage financing, and the liquidity of the debt markets, including a material deterioration of the financial condition of the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation;
  inability to replace financing with the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation should their investment in the multifamily industry decrease or cease to exist;
  changes in interest rate levels, including that of variable rate debt, which are extensively used by MAA;
  loss of hedge accounting treatment for interest rate swaps or interest rate caps;
  the continuation of the good credit of MAA's interest rate swap and cap providers;
  inability to meet loan covenants;
  significant decline in market value of real estate serving as collateral for mortgage obligations;
  inability to pay required distributions to maintain REIT status due to required debt payments;
  significant change in the mortgage financing market that would cause single-family housing, either as an owned or rental product, to become a more significant competitive product;
  imposition of federal taxes if MAA fails to qualify as a REIT under the Internal Revenue Code in any taxable year or foregone opportunities to ensure REIT status;
  inability to attract and retain qualified personnel;
  potential liability for environmental contamination;
  adverse legislative or regulatory tax changes; and
  litigation and compliance costs associated with laws requiring access for disabled persons.

Reference is hereby made to additional risk factors included in the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in its reports on Form 10-Q and Form 10-K.

CONSOLIDATED STATEMENTS OF OPERATIONS
In thousands except per share data
	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012
Property revenues	$ 133,970	$ 118,799	$ 264,037	$ 231,837
Management fee income	142	209	319	478
Property operating expenses	(53,752)	(48,724)	(105,149)	(95,702)
Depreciation and amortization	(32,730)	(30,246)	(65,406)	(59,228)
Acquisition expense	(489)	(865)	(499)	(231)
Property management expenses	(5,446)	(5,570)	(10,777)	(11,024)
General and administrative expenses	(3,389)	(3,462)	(6,628)	(6,909)
Merger related expenses	(5,737)	-	(5,737)	-
Income from continuing operations before non-operating items	32,569	30,141	70,160	59,221
Interest and other non-property income	23	112	70	254
Interest expense	(15,271)	(14,073)	(30,906)	(28,058)
(Loss) gain on debt extinguishment	-	(15)	(169)	5
Amortization of deferred financing costs	(803)	(869)	(1,607)	(1,640)
Net casualty gains (loss) and other settlement proceeds	439	2	455	(2)
Loss on sale of non-depreciable and non-real assets	-	(3)	-	(3)
Income from continuing operations before
gains (loss) from real estate joint ventures	16,957	15,295	38,003	29,777
Gains (loss) from real estate joint ventures	47	(67)	101	(98)
Income from continuing operations	17,004	15,228	38,104	29,679
Discontinued operations:
Income from discontinued operations before gain on sale	907	1,293	1,812	2,535
Net casualty loss and other settlement proceeds in
discontinued operations	(4)	(2)	(4)	(56)
Gain on sale of discontinued operations	43,121	12,953	43,121	22,382
Consolidated net income	61,028	29,472	83,033	54,540
Net income attributable to noncontrolling interests	(1,939)	(1,312)	(2,764)	(2,490)
Net income available for common shareholders	$ 59,089	$ 28,160	$ 80,269	$ 52,050

Earnings per share - Diluted shares	42,690	41,028	44,294	42,225
Net income per share available for common shareholders - Diluted (1)	$1.37	$0.69	$1.87	$1.29

(1) Equals the more dilutive of the treasury stock or two class methods. The impact of partnership units is included in dilutive earnings per share calculations for the periods when it is dilutive to earnings per share.

FUNDS FROM OPERATIONS
In thousands except per share data
	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012
Net income attributable to MAA	$ 59,089	$ 28,160	$ 80,269	$ 52,050
Depreciation and amortization of real estate assets	32,181	29,647	64,258	58,047
Depreciation and amortization of real estate assets
of discontinued operations	466	1,679	1,223	3,529
Gain on sale of discontinued operations	(43,121)	(12,953)	(43,121)	(22,382)
Depreciation and amortization of real estate assets
of real estate joint ventures	281	438	661	995
Net income attributable to noncontrolling interests	1,939	1,312	2,764	2,490
Funds from operations	50,835	48,283	106,054	94,729
Non-routine items:
Merger related expenses	5,737	-	5,737	-
Funds from operations before non-routine items	56,572	48,283	111,791	94,729

Funds from operations	50,835	48,283	106,054	94,729
Recurring capital expenditures	(10,147)	(9,375)	(15,752)	(16,926)
Adjusted funds from operations	$ 40,688	$ 38,908	$ 90,302	$ 77,803

Weighted average common shares and units - Diluted	44,436	42,887	44,273	42,225

Funds from operations per share and unit - Diluted	$1.14	$1.13	$2.40	$2.24
Funds from operations before non-routine items
per share and unit - Diluted	$1.27	$1.13	$2.53	$2.24
Adjusted funds from operations per share and unit - Diluted	$0.92	$0.91	$2.04	$1.84
Adjusted funds from operations before non-routine items
per share and unit - Diluted	$1.04	$0.91	$2.17	$1.84

CONSOLIDATED BALANCE SHEETS
In thousands
	Jun 30, 2013	Dec 31, 2012
Assets
Real estate assets
Land	$ 396,734	$ 386,670
Buildings and improvements	3,237,281	3,170,413
Furniture, fixtures and equipment	100,513	98,044
Capital improvements in progress	47,662	52,455
	3,782,190	3,707,582
Accumulated depreciation	(1,051,801)	(1,027,618)
	2,730,389	2,679,964
Land held for future development	5,450	1,205
Commercial properties, net	7,880	8,065
Investments in real estate joint ventures	3,178	4,837
Real estate assets, net	2,746,897	2,694,071
Cash and cash equivalents	8,792	9,075
Restricted cash	12,989	808
Deferred financing costs, net	12,492	13,842
Other assets	43,060	29,166
Goodwill	4,106	4,106
Assets held for sale	5,881	-
Total assets	$ 2,834,217	$ 2,751,068

Liabilities and Shareholders' Equity
Liabilities
Secured notes payable	$ 1,106,541	$ 1,190,848
Unsecured notes payable	585,000	483,000
Accounts payable	10,085	4,586
Fair market value of interest rate swaps	11,907	21,423
Accrued expenses and other liabilities	96,284	94,719
Security deposits	6,934	6,669
Liabilities associated with assets held for sale	148	-
Total liabilities	1,816,899	1,801,245
Redeemable stock	5,521	4,713
Shareholders' equity
Common stock	427	422
Additional paid-in capital	1,569,090	1,542,999
Accumulated distributions in excess of net income	(582,884)	(603,315)
Accumulated other comprehensive losses	(6,336)	(26,054)
Total MAA shareholders' equity	980,297	914,052
Noncontrolling interest	31,500	31,058
Total equity	1,011,797	945,110
Total liabilities and shareholders' equity	$ 2,834,217	$ 2,751,068

SHARE AND UNIT DATA
In thousands
	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012
NET INCOME SHARES(1)
Weighted average common shares - Basic	42,690	40,983	42,523	40,243
Weighted average partnership units outstanding	-	-	1,711	1,898
Effect of dilutive securities	-	45	60	84
Weighted average common shares - Diluted	42,690	41,028	44,294	42,225
FUNDS FROM OPERATIONS SHARES AND UNITS
Weighted average common shares and units - Basic	44,398	42,842	44,234	42,142
Weighted average common shares and units - Diluted	44,436	42,887	44,273	42,225
PERIOD END SHARES AND UNITS
Common shares at June 30,	42,736	41,101	42,736	41,101
Partnership units at June 30,	1,708	1,784	1,708	1,784

(1) For additional information on the calculation of diluted shares and earnings per share, please refer to the Notes to

     Condensed Consolidated Financial Statements in our Form 10-Q filed with the Securities and Exchange Commission.

NON-GAAP FINANCIALS AND OTHER DEFINITIONS

Adjusted Funds From Operations (AFFO)
For purposes of these computations, AFFO is composed of FFO less recurring capital expenditures, any amount charged to retire preferred stock in excess of carrying values and asset impairment. As an owner and operator of real estate, we consider AFFO to be an important measure of performance from core operations because AFFO measures our ability to control revenues, expenses and recurring capital expenditures.

Average Economic Occupancy
Average economic occupancy represents net potential rent less delinquencies, vacancies and cash concessions divided by net potential rent.

Average Effective Rent per Unit
Average effective rent per unit is equal to the average of gross rent amounts after the effect of leasing concessions for occupied units plus prevalent market rates asked for unoccupied units, divided by the total number of units. Leasing concessions represent discounts to the current market rate. We believe average effective rent is a helpful measurement in evaluating average pricing. It does not represent actual rental revenue collected per unit.

Average Total Revenue per Occupied Unit
Average total revenue per occupied unit is equal to total revenue divided by the average daily physical occupancy per unit.

Development Portfolio
Communities remain identified as development until certificates of occupancy are obtained for all units under development. Once all units are delivered and available for occupancy, the community moves into the Lease-up Portfolio.

Earnings Before Interest Taxes Depreciation and Amortization (EBITDA)
For purposes of these computations, EBITDA is composed of net income before net gain on asset sales and insurance and other settlement proceeds, and gain or loss on debt extinguishment, plus depreciation, interest expense, and amortization of deferred financing costs. EBITDA is a non-GAAP financial measure we use as a performance measure. As an owner and operator of real estate, we consider EBITDA to be an important measure of performance from core operations because EBITDA does not include various income and expense items that are not indicative of our operating performance. EBITDA should not be considered as an alternative to net income as an indicator of financial performance. Our computation of EBITDA may differ from the methodology utilized by other companies to calculate EBITDA.

Funds From Operations (FFO)
FFO represents net income (computed in accordance with U.S. generally accepted accounting principles, or GAAP) excluding extraordinary items, net income attributable to noncontrolling interest, asset impairment, gains or losses on disposition of real estate assets, plus depreciation of real estate and adjustments for joint ventures to reflect FFO on the same basis.

While our definition of FFO is in accordance with the National Association of Real Estate Investment Trust's definition, it may differ from the methodology for calculating FFO utilized by other REITs and, accordingly, may not be comparable to such other REITs. FFO should not be considered as an alternative to net income.

MAA believes that FFO is helpful in understanding our operating performance in that FFO excludes depreciation expense of real estate assets. MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

Lease-up Portfolio
New acquisitions acquired during lease-up and newly developed communities remain in the Lease-up Portfolio until stabilized.

Net Operating Income (NOI)
Net operating income represents total property revenues less total property operating expenses, excluding depreciation, for all properties held during the period, regardless of their status as held for sale. We believe NOI by market is a helpful tool in evaluating the operating performance within our markets because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

Other Non-Same Store Portfolio
Other Non-Same Store includes recent acquisitions and communities in development or lease-up.

Same Store Portfolio
We review our Same Store Portfolio at the beginning of each calendar year. Communities are generally added into the Same Store Portfolio if they were owned and stabilized at the beginning of the previous year.

Communities that have been approved by the Board of Directors for disposition are excluded from our Same Store Portfolio.

Within our Same Store Portfolio communities are designated as operating in Large or Secondary markets.

Large Market Same Store communities are generally those communities in markets with a population of at least one million and at least 1% of the total public multifamily REIT units.

Secondary Market Same Store communities are generally those communities in markets with either a population less than one million or less than 1% of the total public multifamily REIT units, or both.

Stabilized Communities
Communities are considered stabilized after achieving 90% occupancy for 90 days.

CONTACT: Investor Relations of MAA, +1-901-682-6600, investor.relations@maac.com